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                                                               EXHIBIT 12.1


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
                                                                       Computation of Ratio of Earnings to Fixed Charges
                                                                                   (Dollars in thousands)

                                                           NINE MONTHS    YEAR      YEAR       YEAR      YEAR       JULY 9, 1999
                                                              ENDED       ENDED     ENDED      ENDED     ENDED           TO
                                                             9/30/04      2003      2002       2001      2000     DECEMBER 31, 1999
                                                           -----------   ------    ------     ------    ------    -----------------
Income before allocation to minority interests and
    preferred distributions                               $    30,517   $ 37,284  $ 12,668   $ 10,529   $ 23,625      $ 13,404
                                                          -----------   --------  --------    --------  --------      ----------

Fixed Charges:
    Interest expense (including financing amortization)        57,155     69,415    72,312     90,342     35,517         2,032
    Interest capitalized                                           -           -       151         65         -             50
    Interest portion of rent expense 33%                        1,585          -         -          -         -              -
                                                          -----------   --------  --------    --------  --------      ----------
        Fixed Charges                                          58,740     69,415    72,463     90,407     35,517         2,082
                                                          -----------   --------  --------    --------  --------      ----------

Net income before fixed charges                                89,257    106,699    85,131    100,936     59,142        15,436

Divided by fixed charges                                       58,740     69,415    72,463     90,407     35,517         2,082
                                                          -----------   --------  --------    --------  --------      ----------

Ratio of earnings to fixed charges                               1.52       1.54      1.17       1.12      1.67           7.41
                                                          -----------   --------  --------    --------  --------      ----------
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